Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: June 15, 2009
Contact: Helen Tederous 716-625-7002 Office
                                             716-697-2335 Mobile

First Niagara Names Gary M. Crosby its Chief Administrative Officer

Lockport (June 11, 2009) First Niagara Financial Group (Nasdaq: FNFG) announced today that Gary M. Crosby will join the company’s Executive Team. In the newly created position, the Buffalo native will lead and oversee both operational and corporate support functions, develop and enhance organizational policies and provide additional leadership in the continuing growth of First Niagara. “We are thrilled to welcome Gary who brings with him more than 34 years of diverse operational business and leadership experience, which will help strengthen and advance the positive growth and momentum of First Niagara.” said First Niagara President and CEO John Koelmel.

He is currently the Chief Financial and Operating Officer for the Buffalo Public School District, and was most recently a venture capital partner and Chief Financial Officer with Seed Capital Partners and a founding shareholder of ClientLogic Corporation, where he was Chief Financial Officer.

Crosby is also very involved in the community, he recently joined the board of Hauptman Woodward, and has held leadership roles for the Buffalo Public School Foundation, and the YMCA of Greater Buffalo. He has also been widely recognized for both his professional and civic excellence. Crosby was named Business First’s CFO of the Year for Community Service and the YMCA’s Outstanding Volunteer. He has also been honored with the Pathfinders Award for Education and Business Alliance for the Buffalo Public Schools.

Crosby is a graduate of Canisius College and lives in Buffalo with his wife Joan; they have two daughters and 3 grandchildren.

ABOUT FIRST NIAGARA FINANCIAL GROUP

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.6 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 113 branches and four Regional Market Centers across Upstate New York. In April 2009, the company announced plans to add another 57 branches in Pittsburgh, Warren and Erie, Pa., additional deposits of $4.2 billion and additional loans of $839 million in an acquisition that is expected to close in September 2009. For more information, visit www.fnfg.com.

Forward-Looking Statements — This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company.  These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.